Exhibit 10.9

Agreed form

THIS AGREEMENT is made on	16 September 2015

BETWEEN:

(1)                                 REPLIMUNE LIMITED (registered number 09496393) whose registered office is at The Magdalen Centre, Oxford Science Park, Robert Robinson Avenue, Oxford, OX4 4GA (the “Company”); and

(2)                                 COLIN LOVE of 20 Woodhurst Road, Maidenhead, Berkshire SL6 8TF (the “Executive”).

IT IS AGREED as follows:

1.                                      Definitions and Interpretation

1.1                               In this Agreement the following words and expressions shall have the following meanings:

“Act” means the Employment Rights Act 1996;

“Board” means the board of directors of the Company from time to time;

“Business” means the business of the Company from time to time, including in particular the pre-clinical and clinical development of oncolytic immunotherapies;

“Cause” means the occurrence any of the matters set out in subclauses 10.2.1 to 10.2.8 below;

“Change of Control” means the occurrence of any of the following after the Effective Date:

(a)   one person (or more than one person acting as a group) acquires ownership of shares in the Company that, together with the shares held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the shares in the Company; provided that, a Change in Control shall not occur if any person (or more than one person acting as a group) owns more than 50% of the total fair market value or total voting power of the Company’s shares and acquires additional shares;

(b)         a majority of the members of the Board are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of appointment or election; or

(c)   the sale of all or substantially all of the Company’s assets.

“Commencement Date” means the date of this Agreement;

“Financial Year” has the meaning ascribed to it in section 390 of the Companies Act 2006;

“Good Reason” means that the Executive has complied with the Good Reason Process following the occurrence of any of the following, in each case during the term of the Executive’s employment under this Agreement:

(a)              a material diminution in the Executive’s Base Salary of at least ten (10) percent, except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company;

(b)              a material change of more than fifty (50) miles in the geographic location at which the Executive provides services to the Company;

(c)               the material breach of this Agreement by the Company; or

(d)              a material adverse change in the Executive’s title, authority, duties, or reporting structure (other than temporarily while the Executive is physically or mentally incapacitated or as required by applicable law).

“Good Reason Process” means that:

(a)              the Executive reasonably determines in good faith that a Good Reason condition has occurred;

(b)              the Executive notifies the Board in writing of the first occurrence of the Good Reason condition within sixty (60) days of the first occurrence of such condition;

(c)               the Executive cooperates in good faith with the Board’s efforts, for a period not less than thirty (30) days following such notice (the “Cure Period”), to remedy the condition;

(d)              notwithstanding such efforts, the Good Reason condition continues to exist; and

(e)               the Executive terminates his employment within sixty (60) days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

“Group Company” means any company which is the parent undertaking or a subsidiary undertaking of the Company or other subsidiary undertaking of the Company’s parent undertaking from time to time where the expressions “subsidiary undertaking” and “parent undertaking” have the meanings given to them by section 1162 Companies Act 2006;

“Key Executive” means any employee, contractor or advisor who is or was employed or engaged by the Company or any Group Company:

(a) in the case of an employee as a Director or at management grade; or

(b) in a senior capacity with a basic salary equivalent to at least $75,000 each year;

“Lookback Period” means the period of one year immediately preceding the Termination Date;

“Restricted Area” means countries within Europe, Canada and the United States of America in respect of which: (i) any Restricted Company has or had material business operations as at the Termination Date; or (ii) the Employee had direct or indirect responsibility or received confidential information of or relating to the Company or its Business during the Period;

“Restricted Company” means any Group Company with which the Employee shall have been engaged or involved or about or in respect of which he received confidential information (of or relating to such company or its business) at any time during the Lookback Period;

“Restricted Period” means

(a)              if the Executive’s employment hereunder is terminated by the Executive for Good Reason or by the Company without Cause, a period of 12 months commencing on the Termination Date; or

(b)              if the Executive’s employment hereunder is terminated by the Executive without Good Reason or by the Company for Cause, a period of 24 months commencing on the Termination Date; and

“Termination Date” means the date on which the employment of the Executive under this Agreement shall terminate for whatever reason.

1.2                               References to any statute, statutory instrument or any statutory provision shall be construed as references to the statute, statutory instrument or statutory provision as in force at the date of this Agreement and as subsequently re-enacted, consolidated or amended and shall include references to any statute, statutory instrument or any statutory provision of which it is a re-enactment, consolidation or amendment.

1.3                               A word importing one gender shall (where appropriate) include any other gender and a word importing the singular shall (where appropriate) include the plural and vice versa.

1.4                               The Schedules to this Agreement are an integral part of this Agreement and references to this Agreement shall include reference thereto.

1.5                               The headings in this Agreement are for convenience only and shall not affect the interpretation of any provision of this Agreement.

1.6                               The various clauses of this Agreement are severable and if any clause or identifiable part is held to be invalid or unenforceable by any court of competent jurisdiction then such invalidity or unenforceability shall not affect the validity or enforceability of the remaining clauses or identifiable parts in this Agreement.

2.                                      APPOINTMENT AND TERM

2.1                               The Executive’s employment with the Company shall commence on the Commencement Date. The Executive shall serve as Chief Operating Officer and report to the Chief Executive Officer of the Company. No employment with a previous employer shall count as part of the Executive’s continuous period of employment with the Company.

2.2                               The Executive’s employment shall continue (subject to the provisions of this Agreement) until terminated by either party giving to the other not less than six months’ notice in writing.

2.3                               The Executive represents to the Company that he is entitled to enter into this Agreement and to implement and carry out its terms and that by so doing he shall not be in breach of any obligation (contractual or otherwise) to any third party which would entitle that third party to damages or any other remedy at law.

2.4                               The Executive warrants that he is entitled to work in the UK and will notify the Company immediately in writing if he ceases to be so entitled (or his UK immigration status changes, if applicable) at any time during his employment with the Company. The Executive will provide original documents to the Company prior to the commencement of his employment evidencing his right to work in the UK. If he has held a UK immigration status he will also be required to provide the Company with his original documents evidencing his ongoing right to work in the UK from time-to-time and if he changes his UK immigration status he shall provide his original documents evidencing his new status to the Company immediately.

2.5                               The Executive will keep the Company informed of his current address, home telephone number and mobile number at all times. If the Executive’s details change he will inform the Company immediately in writing.

3.                                      DUTIES AND PLACE OF WORK

3.1                               The Executive shall during the continuance of his employment:

3.1.1                     serve the Company and each Group Company to the best of his ability;

3.1.2                     faithfully and diligently perform such duties and exercise such powers consistent with them as the Board (or anyone authorised by the Board) may from time to time properly assign to or confer upon the Executive;

3.1.3                     do all reasonably in his power to protect, promote, develop and extend the business interests and reputation of the Company and each Group Company;

3.1.4                     at all times and in all respects conform to and comply with the lawful and reasonable directions of the Board;

3.1.5                     keep the Board promptly and fully informed (in writing if so requested) of all such information, explanations and assistance as it may require in connection with the business or affairs of the Company and any Group Company and provide such explanations of his conduct as the Board may require; and

3.1.6                     unless prevented by sickness, injury or other incapacity or as otherwise agreed by the Board devote the whole of his time, ability and attention to his duties under this Agreement during normal office hours and at such other times as may be necessary for the proper performance of his duties.

3.2                               The Board shall be entitled at any time to require the Executive to perform services which may be outside his normal duties not only for the Company but also for any Group Company without any entitlement to additional remuneration arising.

3.3                               The Executive shall promptly disclose to the Board any misconduct or breach of duty on his part and any information that comes into his possession which adversely affects or may adversely affect the Company or any Group Company or the business of the Company or any Group Company including, but not limited to:

3.3.1                     the plans of any other senior employee to leave the Company or any Group Company (whether alone or in concert with any other employee), including, but not limited to, the plans of such an employee to join a competitor or to establish a business in competition with the Company or any Group Company; and

3.3.2                     the misuse by any employee of any confidential information belonging to the Company or any Group Company; and

3.3.3                     the conduct of any employee, agent or service provider which constitutes bribery within the meaning of the Bribery Act 2010.

3.4                               Subject always to clause 4, during the Term the Executive shall not without the prior written consent of the Board engage in any activities, public office or other occupation outside his employment which may detract from the proper and timely performance of his duties under this Agreement.

3.5                               The Executive’s principal place of work shall be at The Magdalen Centre Oxford Science Park, Robert Robinson Avenue, Oxford, OX4 4GA or such other location as may be required by the Board from time to time (whether on a permanent or temporary basis) and he shall undertake any travel (within the United Kingdom or abroad) as may be necessary for the proper performance of his duties. There are no additional terms which apply where the Executive is required to work outside the UK for a period of more than one month.

4.                                      CONFLICTS OF INTEREST AND SHARE DEALINGS

4.1                               During the Term, the Executive shall not whether alone or jointly with or on behalf of any other person, firm or company and whether as principal, partner, manager, employee, contractor, director, consultant, investor or otherwise (except as a representative or nominee of the Company or any Group Company or otherwise with the prior consent in writing of the Board) be, or make preparations to be, engaged, concerned or interested in any other business, activity or undertaking which is or will be or is likely to be in competition with any business carried on by the Company or any Group Company provided that the Executive may hold (directly or through nominees) by way of bona fide personal investment any units of any authorised unit trust and up to five per cent of the issued shares, debentures or other securities of any class of any company whose shares are listed on a recognised investment exchange within the meaning of section 285 of the Financial Services and Markets Act 2000 (“FSMA”) or dealt in on AIM, a market operated by the London Stock Exchange, or any such other exchange as may be specified by the Board from time to time.

4.2                               The Executive shall not during his employment introduce to or plan or attempt to introduce to any other person, firm, company or organisation, business of any kind with which the Company, or any Group Company for which he has performed services under this agreement, is able to deal, and he shall not have any financial interest in, or derive any financial or other benefit from, contracts or transactions entered into by the Company, or any Group Company for which he has performed services under this Agreement, with any third party, without first disclosing such interest or benefit to the Board and obtaining its written approval.

4.3                               The Executive shall at all times comply with any personal account dealing rules adopted from time to time by the Company for directors of the Company and any Group Company and their employees.

4.4                               The Executive shall at all times comply with any measures adopted by the Company from time to time to prevent bribery and corruption and shall use all reasonable endeavours to ensure that no person acting on behalf of the Company commits any act of bribery within the meaning of the Bribery Act 2010.

5.                                      SALARY AND BONUS

5.1                               The Executive shall receive a fixed annual salary of £185,000 which shall accrue from day to day and be payable by equal monthly instalments in arrears on or before the last day of each calendar month (less deductions for tax as required by law) inclusive of any directors’ fees payable to the Executive. The Executive’s fixed annual salary shall be reviewed annually by the Board. There is no obligation to award an increase.

5.2                               In addition to the Executive’s fixed annual salary, the Company may in its absolute discretion pay him a bonus of such amount (not to exceed 30% of the Executive’s fixed annual salary) and at such intervals as the Company may in its absolute discretion determine, taking into account specific performance targets as may be notified to the Executive from time to time. Any bonus payment shall be purely discretionary and shall not form part of the Executive’s contractual remuneration under this Agreement. If the Company makes a bonus payment to the Executive in respect of a Financial Year, it shall not be obliged to make subsequent bonus payments in respect of any subsequent Financial Year. The Company may alter the terms of any bonus targets or withdraw them altogether at any time without prior notice. The Executive shall in any event have no right to a bonus (or a pro-rated bonus) if his employment terminates for any reason or he is under notice of termination (whether given by or received by him) at or prior to the date when a bonus might otherwise have been payable. Any bonus payment shall not be pensionable.

6.                                      PENSION AND OTHER BENEFITS

6.1                               The Executive is not currently eligible for membership of any pension scheme or other benefit scheme by reason of his employment with the Company.

6.2                               The Company will comply with its obligations under the Pensions Act 2008 from the date when these apply to the Executive. If these obligations apply, the Company may be required to automatically enrol the Executive into a qualifying pension scheme and to deduct minimum pension contributions from his salary.

6.3                               In the event that the Company does offer the Executive membership of a benefit scheme, the available benefits shall be subject to the rules of the relevant scheme from time to time in force. The Company reserves the right to substitute another provider of any of the benefits available or alter the benefits available to the Executive at any time. No liability shall accrue to the Company in the event that insurance cover is refused by the provider or any conditions or limitations to the benefit are applied by the provider. The Company’s sole obligations in respect of any such insurance benefits are to pay the premium from time to time required by the provider and to pay to the Executive such sums (if any) as may from time to time be received by the Company from the provider in respect of any claim made by the Executive under the scheme, and, for the avoidance of doubt, the Company shall be under no obligation to take any action to enforce the terms of any insurance or otherwise to procure the benefit of any insurance for the Executive.

7.                                      HOLIDAYS

7.1                               The Executive is entitled (in addition to the usual public and bank holidays in England and Wales) to 25 days’ holiday during each holiday year. The Company’s holiday year runs between January and December. The Executive will be paid his normal basic salary during such holidays. If the Executive’s employment commences part way through the holiday year, his holiday entitlement during his first year of employment shall be calculated on a pro-rata basis, rounded up to the nearest whole day.

7.2                               All holidays must be agreed in advance with the Company and in addition to this requirement the Executive shall give notice of at least twice the length of his proposed holiday period.

7.3                               The Executive is not entitled to carry over any untaken holiday under clause 7.1 above into the next holiday year, unless a period of statutory maternity, paternity or adoption leave prevents him from taking it in the relevant year or where it is agreed in writing by his line manager.

7.4                               On termination of the Executive’s employment he shall be entitled to be paid in lieu of holiday accrued under clause 7.1 above but untaken as at the termination. The amount of the payment in lieu shall be calculated on the basis that each day of paid holiday is equal to 1/260 of the Executive’s normal remuneration.

7.5                               If the Executive has taken more holiday than his accrued entitlement at the date of termination of his employment, the Company shall be entitled to deduct the appropriate amount from any payments due to him (which deduction shall be on the basis that each day of paid holiday is equal to 1/260 of his basic salary).

7.6                               The Company may require the Executive to take any outstanding holiday entitlement during his notice period.

8.                                      HOURS OF WORK

8.1                               The Executive’s normal hours of work are between 9.30 am and 5.30 pm Monday to Friday inclusive with a lunch break of one hour (or such other hours of work as may be agreed between the Executive and the Board). The Executive may be required to work additional hours to the extent necessary for the proper performance of his work. The Executive will not be entitled to extra remuneration for any such additional hours.

8.2                               Attached at Schedule 2 to this Agreement, is an opt-out agreement for the purposes of the Working Time Regulations 1998. The effect of signing the opt-out form, is to confirm that, until notice in accordance with the opt-out terms is given, his employment will not be covered by the 48 hour per week maximum limit on working hours imposed by the Regulations. The Executive is requested to sign the opt-out attached to this Agreement.

8.3                               The Executive is required at all times to comply with our rules, policies and procedures in force from time to time.

9.                                      INCAPACITY

9.1                               If the Executive is absent from work for any reason, he must notify the Company of the reason for his absence as soon as possible on the first day of absence.

9.2                               In all cases of absence, a self-certification form must be completed on the Executive’s return to work and given to his line manager.

9.3                               For any period of incapacity due to sickness or injury which lasts for seven consecutive days or more, a doctor’s certificate stating the reason for absence must be obtained at the Executive’s own cost and supplied to the Company. Further certificates must be obtained if the absence continues for longer than the period of the original certificate.

9.4                               In the event of the Executive’s absence due to sickness, the Executive agrees to consent to a medical examination (at the Company’s expense) by a doctor nominated by the Company should the Company so require. The Executive agrees that any report produced in connection with any such examination may be disclosed to the Company and the Company may discuss the contents of the report with the relevant doctor.

9.5                               If the Executive is absent from work due to sickness, the Company shall pay him statutory sick pay provided that he satisfies the relevant requirements. Any additional payments shall be in the absolute discretion of the Company. The Executive’s qualifying days for statutory sick pay purposes are Monday to Friday.

10.                               TERMINATION

10.1                        The Company may, in its sole and absolute discretion, terminate the Executive’s employment at any time and with immediate effect. If the Company exercises its discretion to terminate the Executive’s employment in this way, the Executive may be entitled to receive payment in lieu of notice (“Payment in Lieu”). This Payment in Lieu will be equal to the basic annual salary (as at the date of termination) which the Executive would have been entitled to receive under this Agreement during the six month notice period referred to at clause 2.2 (or, if notice has already been given, during the remainder of the notice period) less income tax and National Insurance contributions.

For the avoidance of doubt, the Payment in Lieu shall not include any element in relation to:

10.1.1  any bonus, incentive or commission payments that might otherwise have been due during the period for which the Payment in Lieu is made whether under clause 5.2 of this Agreement or otherwise;

10.1.2  any payment in respect of benefits which the Executive would have been entitled to receive during the period for which the Payment in Lieu is made; and

10.1.3  any payment in respect of any holiday entitlement that would have accrued during the period for which the Payment in Lieu is made.

10.2                        Notwithstanding the provisions of clauses 2.2 and 10.1, the Company shall be entitled, by notifying the Executive in writing, to terminate this Agreement and the Executive’s employment forthwith without any payment by way of compensation, damages, payment in lieu of notice or otherwise if the Executive shall:

10.2.1  commit any act of serious misconduct; or

10.2.2  commit any material or persistent breach of any of the terms or conditions of this Agreement including any willful neglect or refusal to carry out any of his duties or to comply with any lawful instruction given to him by the Board; or

10.2.3  have a bankruptcy order made against him or compound with or enter into any voluntary arrangements with his creditors; or

10.2.4  be charged with or convicted of any criminal offence (other than an offence under the Road Traffic Acts for which a penalty of imprisonment cannot be imposed); or

10.2.5  commit any act which constitutes an offence by the Executive or the Company under the Bribery Act 2010 whether done for the Company’s benefit or not; or

10.2.6  act in any way which may in the reasonable opinion of the Board bring the Company or any Group Company into disrepute or discredit, or prejudice the interests of the Company or any Group Company; or

10.2.7  fail to comply in any material respect with any policy of the Company or any Group Company which has been communicated to him including without limitation any policy in respect of dealing in shares, anti-bribery and corruption, equal opportunities and harassment, data protection and use of email and the internet; or

10.2.8  enter into any transaction or behave in any other way which constitutes an offence for the purposes of Part V of the Criminal Justice Act 1993 or which constitutes market abuse for the purposes of Part VIII of FSMA, in which event, for the purposes of this Agreement, the Termination Date shall be the date of the written notice terminating the Executive’s employment.

10.3                        The Executive shall, at the time of signing this Agreement, appoint the Company as his attorney by executing a Power of Attorney in the form set out in Schedule 1.

10.4                        The exercise by the Company of its right of termination under clause 10.2 shall be without prejudice to any other rights or remedies which the Company or any Group Company may have or be entitled to exercise against the Executive.

10.5                        If the employment of the Executive under this Agreement shall be terminated for the purpose of reconstruction or amalgamation only whether by reason of the liquidation of the Company or otherwise and he shall be offered employment with any concern or undertaking resulting from this reconstruction or amalgamation on terms and conditions no less favourable than the terms of this Agreement then the Executive shall have no claim against the Company in respect of the termination of his employment hereunder.

10.6                        The Executive shall not after the Termination Date represent himself as being employed by or connected with the Company or any Group Company.

10.7                        If the Executive’s employment is terminated by the Executive for Good Reason or by the Company without Cause he shall be paid a sum equal to 12 months of his fixed annual salary specified under clause 5.1, less any Payment in Lieu, payable in 12 equal monthly instalments following the Termination Date.

10.8                        Change of Control Termination. Notwithstanding any other provision contained herein, if the Executive’s employment is terminated by the Executive for Good Reason or by Company without Cause, within twenty four (24) months following a Change in Control, the Executive shall be entitled to receive a sum equal to 12 months of his fixed annual salary specified under clause 5.1, less any Payment in Lieu, which shall be payable within 30 days from the Termination Date. The amount payable under this clause 10.8 shall be in lieu of, not in addition to, any amount payable under clause 10.7.

11.                               GARDEN LEAVE

11.1                        Despite any other provision in this Agreement, the Company is under no obligation to provide the Executive with work and may, if either party serves notice to terminate the Executive’s employment or if the Executive purports to terminate his employment without due notice (and the Company has not accepted that resignation) or at such other time as the Company may reasonably consider appropriate:

11.1.1              require the Executive to perform (a) only a specified part of his normal duties and no other; (b) such duties as it may reasonably require and no others; or (c) no duties whatever; and

11.1.2              exclude the Executive from any premises of the Company or any Group Company for up to three months in total (“Garden Leave”).

11.2                        During any period of Garden Leave the Executive shall:

11.2.1              remain an Executive of the Company;

11.2.2              not, whether directly or indirectly, paid or unpaid, be engaged or concerned in the conduct of any other actual or perspective business or profession or be or become an Executive, agent, partner, consultant or director of any other person, company or firm or assist or have any financial interest in any such business or profession;

11.2.3              not have any contact or communication with any customer/client, supplier, or Executive, officer, director, agent or consultant of the Company or any Group Company;

11.2.4              keep the Company informed of his whereabouts so that he can be called upon to perform any appropriate duties as required by the Company;

11.2.5              take any holiday which has accrued under clause 7 during the Garden Leave period; and

11.2.6              continue to receive his salary and contractual benefits in the usual way.

12.                               EXECUTIVE’S COVENANTS

12.1                        The Executive acknowledges that the provisions of this clause 12 are fair and reasonable and necessary to protect the legitimate business interests of the Company and each Group Company.

12.2                        The period of time during which the restrictions referred to in clauses 12.4 to 12.6 shall apply following the Termination Date shall be reduced by the amount of time during which, if at all, the Company exercises all or any of its rights under clause 11.

12.3                        The Executive agrees that in the event of him receiving from any person, company, business entity or other organisation an offer of employment or engagement either during the continuance of this Agreement or during the continuance in force of any of the restrictions set out in this clause 12, he will forthwith provide to such person, company, business entity or other organisation making the offer of employment or engagement a full and accurate copy of this Agreement signed by the parties hereto and will notify the Company of such offer of employment or engagement.

12.4                        The Executive shall not during the Restricted Period within the Restricted Area carry on or be concerned, engaged or interested directly or indirectly in any capacity whatsoever in any trade or business competing with the Business in which he shall have been engaged or involved at any time during the Lookback Period;

12.5                        The Executive shall not during the Restricted Period:

(i)                                     either on his own behalf or in any other capacity whatsoever directly or indirectly do or say anything with the intention or effect of influencing any person to cease business with the Company or any Group Company on substantially the same terms as previously (or at all);

(ii)                                  either on his own behalf or in any other capacity whatsoever directly or indirectly endeavour to entice away from the Company or any Group Company or solicit any person, firm or company who was a client, customer, supplier, agent or distributor of the Company or any Group Company during the Lookback Period with whom he shall have been engaged or involved by virtue of his duties during the Lookback Period; or

(iii)                               either on his own behalf or in any other capacity whatsoever directly or indirectly employ, engage or induce, or seek to induce, to leave the service of the Company or any Group Company any person who is or was a Key Executive with whom he shall have had dealings during the Lookback Period whether or not such person would commit any breach of his contract of employment by reason of so leaving the service of the Company or Group Company.

12.6                        The Executive shall not during the Restricted Period either on his own behalf or in any other capacity whatsoever directly or indirectly have any dealings with any person, firm or company who was a client, customer, supplier, agent or distributor of the Company or Group Company during the Lookback Period with whom he shall have been engaged or involved by virtue of his duties during the Lookback Period where such dealing may lead to any person ceasing to do business with the Company or the Group Company on substantially the same terms as previously (or at all).

12.7                        Each of the restrictions contained in each sub-clause of 12.4 to 12.6 is separate and distinct and is to be construed separately from the other such restrictions. The Executive hereby acknowledges that he considers such restrictions to be reasonable both individually and in the aggregate and that the duration extent and application of each of such restrictions are no greater than is necessary for the protection of the legitimate business interests of the Company or any Group Company. If any such restriction shall be found to be void or unenforceable but would be valid or enforceable if some part or parts thereof were deleted or the period or area of application reduced, the Executive hereby agrees that such restriction shall apply with such modification as may be necessary to make it valid.

13.                               CONFIDENTIALITY

13.1                        The Executive acknowledges that during his employment he shall in the performance of his duties become aware of trade secrets and other confidential information relating to the Company, the Group Companies, or their businesses and their past, current or prospective clients or customers and their businesses which shall include (without limitation) information expressly designated by the Company or any Group Company as being confidential and any other confidential information concerning their:

13.1.1              finances, business transactions, research activities, dealings and affairs and prospective business transactions, research activities, dealings and affairs (including, without limitation, the decisions of Board meetings);

13.1.2              customers, including, without limitation, customer lists, customer identity and customer requirements;

13.1.3              existing and planned product lines, price lists and pricing structures (including, without limitation, discounts, special prices or special contract terms offered to or agreed with customers);

13.1.4              technology underlying their concepts, products or services;

13.1.5              business plans and sales and marketing information, plans and strategies;

13.1.6              computer systems, source codes and software;

13.1.7              directors and employees; and

13.1.8              suppliers, licensors, agents, distributors or contractors (both current and those who were suppliers, licensors, licensees, agents, distributors or contractors during the previous two years).

13.2                        Without prejudice to his general duties at common law in relation to such trade secrets and other confidential information, the Executive shall not (save as required by law) during his employment or at any time after the Termination Date disclose or communicate to any person or persons or make use of or copy (other than in the proper performance of his duties under this Agreement) and shall use his best endeavours to prevent any disclosure, communication or use by any other person of any such trade secrets or confidential information and all books, notes, memoranda, correspondence, papers, drawings, designs, documents, records, computer discs, computer hardware or computer software containing such trade secrets or confidential information, and shall not use to the detriment of the Company or any Group Company any information relating to the Company or any Group Company.

13.3                        The provisions of clause 13.2 shall cease to apply to information or knowledge which comes into the public domain otherwise than by reason of the default of the Executive.

14.                               INTELLECTUAL PROPERTY RIGHTS

14.1                        In this clause the following definition applies:

“Intellectual Property Rights” means patents and other rights in inventions, copyright and related rights, trademarks, trade and business names, domain names, design rights and registered designs, rights in get-up and goodwill, rights in know-how and confidential information, rights in computer software, topography rights and database rights in each case whether registered or unregistered and any other intellectual property rights or similar proprietary rights which may from time to time subsist in any part of the world and all applications for the grant of the foregoing for the full term of protection of such rights (including any renewals and extensions).

14.2                        The Executive acknowledges that, to the fullest extent permitted by law, all Intellectual Property Rights originated or developed by the Executive (whether or not during working hours or using Company premises, equipment or other resources) at any time during the term of the Executive’s employment by the Company and which may be of use to the Company in the field of business in which the Company or any other Group Company operates at that time shall belong to the Company absolutely. To the extent that any Intellectual Property Rights to which the Company is entitled under this clause 14 do not automatically vest in the Company, the Executive shall hold them on trust for the Company.

14.3                        The Executive shall, at the request and expense of the Company, forthwith execute such documents and do such things as may be considered necessary to enable the Company to register or otherwise obtain for its own benefit and in its own name any Intellectual Property Rights to which the Company may be entitled under this clause 14, together with any rights in internet domain names and to maintain, defend and enforce the Company’s interest in any such Intellectual Property Rights and internet domain names.

14.4                        The Executive hereby irrevocably waives any and all moral rights which he has or may become entitled to under the Copyright Designs and Patents Act 1988 (or any equivalent laws anywhere in the world) in relation to any existing or future works, the Intellectual Property Rights in which are vested in the Company pursuant to this clause 14.

15.                               COMPANY PROPERTY

15.1                        All documents, manuals, hardware and software provided for the Executive’s use by the Company, and any data or documents (including copies) produced, maintained or stored on the Company’s computer systems or other electronic equipment (including mobile phones), remain the property of the Company.

15.2                        Any Company property in the Executive’s possession and any original or copy documents obtained by him in the course of his employment shall be returned to his line manager at any time on request and in any event prior to the termination of his employment with the Company.

16.                               DATA PROTECTION

16.1                        The Executive confirms that he will comply with any data protection policy put in place by the Company or any Group Company from time to time when handling personal data in the course of his employment including, but not limited to, personal data relating to any employee of the Company or any Group Company or to any customer, client, supplier or agent of the Company or any Group Company.

16.2                        The Executive hereby expressly consents to the Company and any Group Company processing his data for legal, personnel, administrative and management purposes and in particular to the processing of any sensitive personal data (as defined in the Data Protection Act 1998) relating to him, including, as appropriate:

16.2.1              information about the Executive’s physical or mental health or condition in order to monitor sick leave and take decisions as to his fitness for work;

16.2.2              the Executive’s racial or ethnic origin or religious or similar information in order to monitor compliance with equal opportunities legislation;

16.2.3              information relating to any criminal proceedings in which the Executive has been involved for insurance purposes and in order to comply with any policies of the Company or any Group Company from time to time in place and in order to comply with legal requirements and any obligations to third parties; and

16.2.4              any information required by the Company or any Group Company to assess the Executive’s suitability at the beginning of the employment relationship and on an ongoing basis to be an employee of the Company, including background checks (which may comprise medical checks, financial checks and other verification and vetting) and drug screen results.

16.3                        The Company and any Group Company may make the Executive’s data available to any organisation that provides products or services to the Company and/or or any Group Company including, but not limited to, professional advisers, payroll administrators and IT service providers, regulatory authorities, potential or future employers, governmental or quasi-governmental organisations and potential purchasers of the Company and/or or any Group Company or the business in which the Executive works.

16.4                        The Executive hereby expressly consent to the transfer of his personal data to:

16.4.1              any Group Company in the United States or any country or territory outside of the European Economic Area even where the country or territory in question does not maintain adequate data protection standards; and

16.4.2              to the Company’s and any Group Company’s business contacts in the United States or any country or territory outside of the European Economic Area in order to administrate their businesses and further their business interests even where the country or territory in question does not maintain adequate data protection standards.

17.                               NOTICES

Any notice to be given under this Agreement shall be in writing. Notices may be served by either party by personal service or by recorded delivery or by first-class post addressed to the other party or by leaving such notice at (in the case of the Company) its registered office for the time being and (in the case of the Executive) his last known home address and any notice given shall be deemed to have been served at the time at which the notice was personally served or if sent by recorded delivery at the time of delivery as recorded or if sent by first class post on the second working day after posting or in the case of being left as appropriate at the registered office or last known home address, the date on which it was so left.

18.                               DEDUCTIONS

18.1                        The Executive shall pay to the Company any sums owing by him to the Company upon demand by the Company at any time (whether during the Executive’s employment by the Company or after the Termination Date).

18.2                        The Executive shall indemnify the Company for itself and on behalf of any Group Company in relation to any income tax and Executive national insurance contributions not already deducted from the Executive’s remuneration (or any taxes replacing the same) for which the Company or any Group Company has an obligation at any time to account (whether during the Executive’s employment by the Company or after the Termination Date) in relation to the Executive.

18.3                        For the purposes of the Employment Rights Act 1996 and otherwise, the Executive consents to the deduction from his wages or from any other sums owed to the Executive by the Company of any sums owing by him to the Company or any Group Company at any time, which shall for the purposes of this clause include any sums equal to any loss which has been or which the Company genuinely estimates will be incurred by the Company or any Group Company arising from a breach by the Executive of any of the terms of this Agreement.

18.4                        This clause is without prejudice to the rights of the Company to recover any sums or balance of sums owing by the Executive to the Company by legal proceedings.

19.                               DISCLOSURES IN THE PUBLIC INTEREST

Nothing in this Agreement shall preclude the Executive from making a protected disclosure under the Act.

20.                               COLLECTIVE AGREEMENTS

There is no collective agreement which directly affects the Executive’s employment.

21.                               DISCIPLINARY AND GRIEVANCE PROCEDURES

21.1                        From time to time the Company may subject the Executive to disciplinary and grievance procedures. Any such procedures shall be available from his line manager and do not form part of his contract of employment.

21.2                        The Company reserves the right to suspend the Executive with pay for such period as it considers reasonable in all the circumstances, so that it can investigate any allegations of misconduct against him.

22.                               GENERAL

22.1                        The information in this Agreement constitutes a written statement of the terms of employment of the Executive in accordance with the provisions of the Employment Rights Act 1996.

22.2                        This Agreement (including the Schedules to it), together with any documents required to be entered into pursuant to this Agreement, constitutes the entire and only legally binding agreement and understanding between the parties relating to the employment of the Executive by the Company and supersedes any previous agreements or arrangements or understandings (both oral and written) relating to the subject matter of this Agreement and any such document and all such agreements, arrangements or understandings shall be deemed to have been terminated with mutual consent with effect from the date hereof.

22.3                        The Executive has not been induced to enter into this Agreement in reliance on, nor has he been given, any warranty, representation, statement, agreement or undertaking of any nature whatsoever other than as are expressly set out in this Agreement, provided that nothing in this clause shall limit or exclude the liability of the Company for fraud.

22.4                        No variation to this Agreement shall be effective unless made by the parties and evidenced in writing and signed by or on behalf of the parties and expressed to be such a variation.

22.5                        This contract is governed by English Law and is subject to the jurisdiction of the courts of England and Wales.

AS WITNESS the hands of the parties hereto or their duly authorised representatives.

Signed on behalf of Replimune Limited by

/s/ Philip Astley-Sparke	16 September 2015
Authorised Signatory	Date

SIGNED by Colin Love

/s/ Colin Love	16 September 2015
Colin Love	Date

SCHEDULE 1

POWER OF ATTORNEY

By this Power of Attorney made on 16 September 2015, I, Colin Love of 20 Woodhurst Road, Maidenhead, Berkshire, SL6 8TF in accordance with the terms of the service agreement between myself and Replimune Limited (the “Company”) made on or around the date of this Power of Attorney (the “Service Agreement”) appoint the Company to act as my attorney with my authority and on my behalf:

a)             to sign, execute or do any and all instruments, agreements, deeds, other papers or things as may be necessary and desirable and generally to use my name for the purpose of giving to the Company or any Group Company or their nominees the full benefits of the provisions of clause 14 of the Service Agreement; and

b)             to appoint any substitute attorney and to delegate to that substitute all or any powers conferred by this Power of Attorney.

Words and expressions defined in the Service Agreement shall have the same meanings herein.

I declare that this Power of Attorney, having been given by me to secure my obligations in connection with clause 14 of the Service Agreement, shall be irrevocable in accordance with section 4 of the Powers of Attorney Act 1971.

IN WITNESS whereof this Power of Attorney has been duly executed.

SIGNED as a DEED and	)
DELIVERED by	)
Colin Love	)
in the presence of:	)
/s/ Colin Love

Witness signature:	/s/ Alex Leuba
Witness name:	Alex Leuba
5-10 St. Paul’s Churchyard London EC4M 8AL Solicitor

SCHEDULE 2

Replimune Limited

The Magdalen Centre

Oxford Science Park

Robert Robinson Avenue

Oxford OX4 4GA

16 September 2015

Colin Love

20 Woodhurst Road

Maidenhead

Berkshire

SL6 8TF

Dear Colin

Agreement to opt out of maximum weekly working time

Under regulation 4(1) of the Working Time Regulations 1998 the average working time of a worker, including overtime, must not exceed 48 hours a week unless the worker has previously agreed otherwise in writing.

Please sign below to confirm your agreement that this limit on your working hours will not apply, and that your average working time may therefore exceed 48 hours a week.

You may terminate this agreement by giving three months’ written notice at any time. Unless it is terminated in this way, this agreement shall remain in force until your employment with us ends.

Yours sincerely

/s/ Philip Astley-Sparke
For and on behalf of Replimune Limited

I agree that the statutory maximum average working time of 48 hours a week shall not apply to my employment with Replimune Limited and that my average working time may therefore exceed 48 hours a week.

Signed by	/s/ Colin Love
Colin Love

Date	16 September 2015